News Release

Berry Petroleum Company                           Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                     E-mail:  ir@bry.com
Bakersfield, California 93309-0640              Internet:  www.bry.com

Contacts:  Jerry V. Hoffman, Chairman, President and CEO  -
           Ralph J. Goehring, SVP & CFO

         BERRY PETROLEUM EARNS $6.5 MILLION IN SECOND QUARTER

     Bakersfield, CA - August 6, 2003 - Berry Petroleum Company (NYSE:BRY) announced net income of $6.5 million, or $.30 per share for the second quarter ended June 30, 2003, compared to net income of $6.8 million, or $.31 per share for the same period in 2002. Revenues in the second quarter of 2003 of $40.1 million were up 21% from revenues of $33.2 million in the same period of 2002 due to increased heavy crude oil prices and production levels. Net income for the second quarter was slightly lower when compared to the second quarter of 2002, primarily due to higher steam related operating costs.

       Jerry V. Hoffman, Chairman, President and Chief Executive Officer, stated, "The second quarter results were in line with our expectations. We expected our steam operating costs to be higher than the same period in 2002 as we increased our steam injection volumes by 10%. In addition, the price of natural gas used to generate steam nearly doubled. Increased steam injection, along with the results of our 2003 development program, will pay off in future periods through increased production."

     The increased steaming activities caused operating costs per BOE to increase to $11.15 in the second quarter of 2003 from $8.51 in the second quarter of 2002. The Company anticipates operating costs per BOE to decrease in upcoming quarters due to higher production volumes, assuming stable electricity and natural gas prices.

     Oil and gas production was 15,397 BOE/day in the second quarter of 2003, up 10% from 14,060 in the same 2002 period. The current quarter production was down slightly from the first quarter 2003 production of 15,736 BOE/day, resulting primarily from shutting-in production from adjacent wells during drilling and taking wells off production to increase steaming.

     For the second quarter of 2003, the average crude oil price received per barrel of oil equivalent (BOE) was $21.07, up 5% from $19.99 received in the comparable 2002 period. Although the current quarter price was down 13% from $24.23 received in the first quarter of 2003, the posted price for the Company's heavy crude oil has increased in the third quarter to $26.50 per barrel as of August 4, 2003, which is 15% higher than the average posted price for the second quarter of 2003.

     Hoffman added, "We are about halfway through our 2003 development program, but this activity, because of timing, had little impact on first half production volumes. We expect production for the 2003 calendar year from existing properties to average approximately 16,000 BOE/day. In addition, although the transaction is subject to certain conditions, we still expect to close our Brundage Canyon acquisition in the third quarter. Brundage Canyon's current production is approximately 2,000 BOE/day. After closing, we would initiate the drilling of development wells at Brundage Canyon."

<page 1>

Six-Month Results

     Net income rose to $15.7 million, or $.72 per share, for the six months ended June 30, 2003, compared to $15.4 million, or $.71 per share, for the same period in 2002. Revenues in 2003 were $87.3 million versus $60.6 million last year. Results in 2003 include the pre-tax write-off of $2.5 million for the cost of a pilot project and associated leasehold acreage, while results in 2002 include a pre-tax gain from the recovery of a $3.6 million receivable for electricity sales that were written off by the Company in 2001.

     Ralph J. Goehring, Senior Vice President and Chief Financial Officer, said, "With our planned expansion into a new core area in the Rockies and the opening of our Denver office to pursue additional opportunities, our General and Administrative costs were 8% higher per BOE for the second quarter of 2003 as compared to both the first quarter of 2003 and the second quarter of 2002. We anticipate, however, that increased production from the Company's acquisition and development activities will result in lower General and Administrative costs per BOE in upcoming quarters. We are pleased to have put in place our newly completed $200 million unsecured credit facility which recognizes our strong financial position and should provide for significant low-cost capital which will be beneficial in our continued search for acquisitions."

      During the second quarter of 2003, the Company aggressively pursued the implementation of its 2003 capital development budget. As of July 15, 2003, 46 new wells, including all 13 budgeted horizontal wells, had been drilled. For the remainder of 2003, the Company plans to drill an additional 53 wells on its existing properties and up to an additional 26 wells at Brundage Canyon in the Uinta Basin, Utah assuming the purchase closes in the third quarter. As the closing of the purchase of Brundage Canyon is subject to certain conditions and there is no assurance that all such conditions will be satisfied, the number of wells that may actually be drilled at Brundage Canyon will depend on whether or not and when the actual closing occurs. This planned activity would bring the total year estimated development (drilling & facility) spending to approximately $44 million.

Teleconference Call

     An earnings conference call will be held Thursday, August 7, 2003 at 8:00 a.m. PT. Dial 1-800-240-4186 to participate. International callers may dial 303-205-0033. For a digital replay available until August 21, dial 1-800-405-2236 (passcode 546520#). Listen live or via replay on the web at www.bry.com. Transcripts of this and previous calls may be viewed at www.bry.com/tele.htm.

     Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

"Safe  harbor  under the Private Securities Litigation Reform  Act  of
1995": With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for oil, gas and electricity, gas transportation availability, the non-existence of a liquid marketplace for electricity purchases and sales within California, competition, environmental risks, litigation uncertainties, drilling, development and operating risks, uncertainties about the estimates of reserves, the prices of goods and services, the availability of drilling rigs and other support services, legislative and/or judicial decisions and other government regulation.

<page 2>

                   CONDENSED INCOME STATEMENTS
              (In thousands, except per share data)
                           (unaudited)

                            Three Months Ended      Six Months Ended

                            6/30/03   6/30/02      6/30/03	6/30/02
Revenues:
  Sales of oil and gas      $29,466   $25,568      $63,820  $45,246
  Sales of electricity       10,386     6,477       23,265   13,791
  Interest and other
   income, net                  228     1,167          248    1,545
    Total                    40,080    33,212       87,333   60,582
Expenses:
  Operating costs - oil
   and gas                   15,626    10,893       28,810   18,979
  Operating costs -
   electricity               10,386     6,477       23,265   13,460
  Depreciation, depletion
   & amortization             4,729     4,278        9,183    8,270
  General and
   administrative             2,404     2,032        4,661    3,894
  Recovery of electricity
      receivables                 -         -            -   (3,631)
  Dry hole and abandonment        -         -        2,487        -
  Interest                      268       261          477      684
    Total                    33,413    23,941       68,883   41,656

Income before income taxes    6,667     9,271       18,450   18,926
Provision for income taxes      157     2,444        2,763    3,479

Net income                  $ 6,510   $ 6,827      $15,687  $15,447

Basic net income per share  $   .30   $   .31      $   .72  $   .71
Diluted net income per
 share                      $   .30   $   .31      $   .72  $   .70
Cash dividends per share    $   .15   $   .10      $   .25  $   .20

Weighted average common
shares:
    Basic                    21,764    21,735       21,761   21,734
    Diluted                  21,954    21,974       21,934   21,915


                    CONDENSED BALANCE SHEETS
                         (In thousands)

                                     (unaudited)
                                       6/30/03   12/31/02

Assets
  Current assets                       $29,919    $28,705
  Property, buildings & equipment,
   net                                 237,137    228,475
Other assets                               955        893
                                      $268,011   $258,073

Liabilities & Shareholders' Equity
  Current liabilities                  $31,182    $32,394
  Deferred taxes                        34,317     33,866
  Long-term debt                        15,000     15,000
  Other long-term liabilities            5,635      4,755
  Shareholders' equity                 181,877    172,058
                                      $268,011   $258,073

<page 3>

                 CONDENSED STATEMENTS OF CASH FLOWS
                           (In thousands)
                             (unaudited)

                                         Six Months Ended

                                       6/30/03      6/30/02

Cash flows from operating activities:
  Net income                           $15,687      $15,447
Depreciation, depletion &
 amortization                            9,183        8,270
  Dry hole and abandonment               2,432         (224)
  Other, net                               728        1,301
  Net changes in operating assets and
   liabilities                          (5,625)         578

    Net cash provided by operating
     activities                         22,405       25,372

Net cash used in investing activities  (19,902)     (11,782)
Net cash used in financing activities   (5,441)     (14,519)

Net decrease in cash and cash
          equivalents                   (2,938)        (929)

Cash and cash equivalents at
 beginning of year                       9,866        7,238

Cash and cash equivalents at end of
       period                          $ 6,928      $ 6,309


                  COMPARATIVE OPERATING STATISTICS
                             (unaudited)

                          Three Months                Six Months
                             Ended                      Ended

                         6/30/03 6/30/02 Change 6/30/03 6/30/02 Change

Oil and gas:
  Net production-BOE
   per day                15,397  14,060   +10%  15,566  13,930   +12%

  Per BOE:
   Average realized
      sales price         $21.07  $19.99   + 5%  $22.66  $17.96   +26%

   Operating costs         10.63    7.96   +34%    9.71    6.98   +39%
   Production taxes          .52     .55   - 5%     .52     .55   - 5%
      Total operating
       costs               11.15    8.51   +31%   10.23    7.53   +36%

   Depreciation &
    depletion               3.38    3.34   + 1%    3.26    3.28   - 1%
   General &
    admin. expenses         1.72    1.59   + 8%    1.65    1.54   + 7%


   Interest expense
    per BOE                  .19     .20   - 5%     .17     .27   -37%

Electricity:
  Electric power produced -
   Megawatt hours/day      2,036   1,935   + 5%   2,086   1,992   + 5%

  Electric power sold -
  Megawatt hours/day       1,847   1,748   + 6%   1,899   1,819   + 4%
  Average sales price -
   $/Mwh                   62.59   39.46   +59%   68.11   36.79   +85%
  Fuel gas cost -
   $/Mmbtu                  5.04    2.97   +70%    5.21    2.73   +91%


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